Exhibit 99.2

RadNet, Inc. – Fourth Quarter and Full Year 2018 Earnings Conference Call, March 14, 2019

C O R P O R A T E    P A R T I C I P A N T S

Mark Stolper, Executive Vice President and Chief Financial Officer

Dr. Howard Berger, Chairman, President, Chief Executive Officer and Treasurer

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Brian Tanquilut, Jefferies LLC

Mitra Ramgopal, Sidoti & Company

P R E S E N T A T I O N

Operator:

Good day, and welcome to the RadNet, Inc. Fourth Quarter 2018 Earnings Call. Today’s conference is being recorded.

At this time, I’d like to turn the conference over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, Inc. Please go ahead, sir.

Mark Stolper:

Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet’s fourth quarter and full year 2018 financial results.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on Management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s Annual Report on Form 10-K for the year ended December 31, 2018, to be filed shortly.

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Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

With that, I’d like to turn the call over to Dr. Berger.

Dr. Howard Berger:

Thank you, Mark. Good morning, everyone, and thank you for joining us today. On today’s call, Mark and I plan to provide you with highlights from our fourth quarter and full year 2018 results, give you more insight into the factors which affected this performance, and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

2018 was a very productive year which sets the stage for what we are anticipating to be an even stronger 2019, as indicated by our guidance level we announced this morning, and which Mark will review in his prepared remarks. During 2018, we made progress on all strategic fronts and I believe our performance, particularly in the fourth quarter, demonstrated the power of the RadNet model and the multifaceted aspects to our business that make us unique in healthcare.

I would like to begin by highlighting some of the accomplishments in 2018.

First, our operations teams were successful in driving same center growth. After a first quarter during which EBITDA was impacted by over $5 million from unusually adverse winter weather conditions in the Northeast, our business recovered nicely. We posted positive same center procedure and revenue growth for each of the remainder three quarters of the year. For the last few quarters of 2019, our EBITDA for the nine months of 2018 exceeded that of the same period in 2017, by 7.6%. In particular, our EBITDA increase was most pronounced in this fourth quarter, where we increased EBITDA by 13.5% over last year’s fourth quarter. When we are able to drive more patient volume and procedures through existing facilities, even the modest 1% to 2% same store facility growth that we think is sustainable in our business over the long term, the incremental profitability to our Company is strong. Factoring in the capital expenditures we made during 2017 and throughout 2018, that added both capacity and new capabilities to our centers, our ability to make substantial capital investments further distances our centers and service offering from those of our smaller competitors. We believe the medical communities that we serve recognize these differences and sets RadNet apart.

During 2018, and subsequent to year end, we announced and/or completed a number of strategic acquisitions which further our market position in certain regions and positions us well for future expansion and profitability.

In April, we completed the acquisition of five imaging centers in Fresno, California. When combined with RadNet’s two existing facilities in that area, the seven combined imaging centers provide the most accessible outpatient network in the Greater Fresno California Area.

In October, we began a major expansion in Long Island and the Boroughs of New York City, with the commencement of our first east coast capitation contract and with a significant acquisition. Beginning October 1, we began the operation of the capitated arrangement with certain of EmblemHealth’s enrollees under its AdvantageCare Physicians Medical Group. Under the five-year contract, RadNet assumes responsibility for imaging operations in 26 AdvantageCare locations. We also completed during the fourth quarter a major upgrade in the equipment and capabilities at these 26 locations, which positions us to more effectively service the EmblemHealth lives and affords us expansion opportunities in the future.

Simultaneous with the EmblemHealth arrangement, we made our first acquisition in the Nassau and Suffolk Counties of Long Island. We acquired the 10 multi-modality imaging centers comprising Medical Arts Radiology, one of the most established radiology practices in Long Island. The centers add additional points of service for the approximately 175,000 Emblem lives to which we are providing capitating imaging services, as well as other Emblem enrollees.

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Subsequent to year end, we announced the acquisition of an established operator of five imaging centers in Bakersfield, California, a market we first entered in 2010. This operator, Kern Radiology, has operated in Kern County for more than 50 years and provides radiology services to several of the local hospitals, including Bakersfield Memorial Hospital, Mercy Southwest Hospital and Mercy Downtown Hospital.

In addition to effecting acquisitions, in 2018, and subsequent to year end, we were also very active with our health system joint venture initiatives. Joint venture initiatives are becoming more and more significant to our business. Today, over 25% of our centers are held within joint ventures.

First, on January 1, 2018, we launched our largest joint venture with MemorialCare in Orange County, California, initially with 34 centers; 24 centers contributed by RadNet and 10 locations contributed by MemorialCare. We spent the better part of 2018 refining our operations and working on improving efficiency and operating performance.

During the fourth quarter, we expanded the joint venture with the acquisitions of a single operator in Santa Ana, California, and an additional four locations of Orange County Diagnostics in Laguna Woods, Santa Ana, Irvine and Mission Viejo.

Additionally, we recently expanded one of our two joint ventures with the Cedars-Sinai Healthcare System in the San Fernando Valley region of Los Angeles. We constructed a new facility through the joint venture to expand capacity in our geographic footprint and also purchased an additional facility, both in the West Hills area of the San Fernando Valley.

Lastly, with respect to joint ventures, we recently announced the formation of our second joint venture with Dignity Health in Ventura County, California region. In forming the joint venture, RadNet contributed three of our Rolling Oaks Radiology imaging centers in Ventura, Oxnard and Camarillo. Dignity Health contributed an imaging center co-located with its St. John’s Regional Medical Center in Oxnard. The imaging locations provide multi-modality radiology, including MRI, CT, mammography, PET/CT, x-ray and nuclear medicine. We are very pleased to be working more closely with Dignity and we are hopeful that we can find other opportunities to work together in other areas of California where Dignity has significant presence.

Also, during 2018, it was in the fourth quarter, we completed changes to the organization of our New York Metropolitan Area and international operations, which resulted in various gains and charges, the financial impact of which we attempted to normalize in our financial reporting, so that we could provide an accurate picture of our true operating performance in both the fourth quarter and for the full year 2018. These organizational changes included obtaining control, and thereby consolidating, the operations of our New Jersey Imaging Network joint venture, effective October 1, 2019. This joint venture with RWJ Barnabas, the largest health system in New Jersey, was initially established in 2012, and significantly expanded in 2015. We anticipate that the financial statement consolidation of this joint venture will provide us with an additional approximately $50 million of revenue and $7 million of EBITDA during 2019.

As part of the east coast changes and organization, we also revalued the collectability of accounts receivable that we acquired in a number of our New York operations, took an impairment charge to goodwill and trade name associated with our New York-based teleradiology operation, and fully reserved against receivables we have on our books related to consulting operations in Qatar.

During 2018, we made additional infrastructure investments to position ourselves to be an effective and scalable platform from which to grow. These investments were made to address challenges in our business, which should result in better future performance and more efficient operations. Most notably, we invested significantly in our revenue cycle operation. As we have discussed in the past, we are attempting to keep pace with the challenges in healthcare around effectively billing and collection for services. We are required to collect more money than ever from patients as a result of higher deductible health plans and more significant office visit charges and co-insure. As a result, we have recruited and hired new senior management in this area, expanded customer service call center personnel and hours of operation, increased the size of our patient collection teams, and invested in new tools and technology to increase productivity.

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Other infrastructure investments were made in the area of financial systems and information technology. In the first quarter of 2018, we migrated to a new accounting system, Microsoft Dynamics Great Plains. This is benefiting us in more timely and detailed financial reporting that will allow our field operations and executive management to have valuable dashboards and real-time data, that will provide us advantages in a competitive environment. We also invested heavily in cybersecurity software and compliance systems to ensure that our patient and financial data is protected and conform with all regulatory requirements.

Lastly, in 2018, we made strategic investment in technologies that we believe may be important to our business and our industry in years to come. Our business has always been driven by technology, whether it has been advancements in imaging equipment or in systems that support the operation of running imaging centers at scale, such as software solutions like tax, risk, billing systems, contract management solutions, etc. In the past, we made investments in some of these technologies that have become integral in our business. The most notable one was our creation of eRAD, RIS and PACS, our Software Division that provides the front-end and back-end software solutions that have become the backbone of our operations.

During 2018, we made two investments in technologies that we believe can play a substantial role in imaging of the future. In February, we invested in a company called Turner Imaging, which is developing an ultra-portable x-ray fluoroscopy system that we believe could have numerous support and application. In April, we invested in a company which is developing artificial intelligence algorithms which we believe can support both our business processes, as well as provide our radiologists tools to make them more accurate and productive. With both of these investments, we are actively collaborating with each company and are excited about their prospects, their respective products and services coming to the market in the near future.

At this time, I’d like to turn the call back over to Mark to discuss some of the highlights of our fourth quarter 2018 performance. When he’s finished, I will make some closing remarks.

Mark Stolper:

Thank you, Howard. I’m now going to briefly review our fourth quarter and full year 2018 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statement, as well as provide some insights into some of the metrics that drove our fourth quarter and full year 2018 performance. I will also provide 2019 financial guidance levels, which were released in this morning’s financial results press release.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments and non-equity compensation. Adjusted EBITDA includes equity and earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interest in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet, Inc. common shareholders is included in our earnings release.

With that said, I’d now like to review our fourth quarter and full year 2018 results.

For the three months ended December 31, 2018, RadNet reported revenue of $257.2 million and Adjusted EBITDA of $46.2 million. Both were the highest quarterly levels we’ve ever produced in our history. Revenue increased $21.7 million, or 9.2%, over the prior year same quarter, and Adjusted EBITDA increased $5.5 million, or 13.5%, over the prior year same quarter. The increase in revenue and Adjusted EBITDA was the result of a combination of same center growth performance, as well as the contributions of the EmblemHealth capitation contract, the Medical Arts facilities, and the consolidation of New Jersey Imaging Network.

For the fourth quarter of 2018, as compared with the prior year’s fourth quarter, aggregate MRI volume increased 9.6%, CT volume increased 12%, and PET/CT volume increased 8.4%. Overall volume, taking into account routine imaging exams inclusive of x-ray, ultrasound, mammography and other exams, increased 9.3% over the prior year’s fourth quarter. In the fourth quarter of 2018, we performed 1,926,841total procedures. The procedures were consistent with our multi-modality approach, whereby 75.4% of all the work we did by volume was for routine imaging. Our procedures in the fourth quarter of 2018 were as follows: 264,062 MRIs, as compared with 241,191 MRIs in the fourth quarter of 2017; 199,342 CTs, as compared with 177,970 CTs in the fourth quarter of 2017; 10,021 PET/CTs, as compared with 9,241 PET/CTs in the fourth quarter of 2017; and 1,453,416 routine imaging exams, as compared with 1,350,844 of all these exams in the fourth quarter of 2017.

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Net income for the fourth quarter of 2018 was $29.1 million, or $0.59 per share, compared to a net loss of $7.3 million, or negative $0.15 per share, reported for the three-month period ended December 31, 2017. This is based upon a weighted average number of shares outstanding of 49.3 million shares and 47.9 million shares for these periods in 2018 and 2017, respectively. Affecting net income in the fourth quarter of 2018 were certain non-cash expenses and non-recurring items, including the following: a $39.5 million gain from the re-measurement of the Company’s equity interest in New Jersey Imaging Network upon its consolidation; a $19.1 million loss from changes in the organization of our east coast and international operations, a $3.9 million loss on goodwill and trade name impairment related to our teleradiology business; $1.1 million of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock; $844,000 of severance paid in connection with headcount reductions related to cost savings initiatives; a $786,000 legal settlement; a $1.7 million charge in the fair value of stock consideration related to the acquisition of Medical Arts Radiology; a $150,000 loss on the disposal of capital equipment; and $974,000 of amortization of deferred financing costs and loan discounts related to our credit facility.

With regards to some specific income statement accounts, overall GAAP interest expense for the fourth quarter of 2018 was $12.1 million. This compares with GAAP interest expense in the fourth quarter of 2017 of $9.9 million. The increase is related to a higher debt level, mainly from the addition of New Jersey Imaging Network debt, which is now added to our debt through the financial consolidation.

For full year 2018, the Company reported revenue of $975.1 million and Adjusted EBITDA of $103.5 million and net income of $32.2 million. Revenue increased $53 million, or 5.7%, and Adjusted EBITDA increased $1 million, or 0.7%, over 2017.

For the year ended December 31, 2018, as compared with 2017, and adjusting for the sale of the Rhode Island centers which we completed in April of 2017, MRI volume increased 6.3%, CT volume increased 9.1%, and PET/CT volume increased 11.6%. Overall volume, taking into account routine imaging exams inclusive of x-ray, ultrasound, mammography and all other exams, increased 4.1% for the 12 months of 2018, over 2017. In 2018, we performed 7,392,682 total procedures. The procedures were consistent with our multi-modality approach, whereby 75.3% of all the work we did by volume was from routine imaging. Our procedures in 2018 were as follows: 1,018,057 MRIs, as compared with 957,752 MRIs in 2017; 770,103 CTs, as compared with 706,164 CTs in 2017; 39,545 PET/CTs, as compared with 35,428 PET/CTs in 2017; and 5,564,977 routine imaging exams, compared with 5,401,742 of all these exams in 2017.

Net income for 2018 was $0.66 per diluted share, compared to net income of zero per diluted share in 2017, based upon a weighted average number of diluted shares outstanding of 48.7 million and 47.4 million shares in 2018 and 2017, respectively. Affecting net income in the fourth quarter of 2018 were certain non-cash expenses—excuse me, in the full year 2018 were certain non-cash expenses and non-recurring items, including the following: a $39.5 million gain resulting from the re-measurement of the Company’s equity interest in New Jersey Imaging Network upon its consolidation; a $19.1 million loss from changes in the organization of our east coast and international operations; a $3.9 million loss on goodwill and trade name impairment related to our teleradiology business; $7.7 million of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock; $1.9 million of severance pay in connection with headcount reductions related to cost savings initiatives; a $786,000 legal settlement; a $1.7 million charge in fair value of stock consideration related to the acquisition of Medical Arts Radiology; a $2.1 million gain on the disposal of capital equipment; and $3.9 million amortization of deferred financing costs and loan discount related to our existing credit facility.

With regards to some specific income statement accounts, overall GAAP interest expense in 2018 was $43.5 million. Adjusting for the non-cash impacts from items such as amortization of financing fees and accrued interest, cash interest expense was $37 million in 2018. This compares with GAAP interest expense in 2017 of $40.6 million and cash paid for interest of $34.2 million. The increase in interest expense is the result of the additional consolidated borrowings, as well as from the additional debt we are now consolidating for New Jersey Imaging Network.

With regards to our balance sheet, as of December 31, 2018, unadjusted for bond and term loan discount, we had $677 million of net debt, which is our full debt at par value less our cash balance. This compares with $576.3 million of net debt at December 31, 2017. The higher net debt balance at year end is the result of the consolidation of New Jersey Imaging Network debt of approximately $60 million and having approximately $40 million less of cash on our balance sheet. As of year end 2018, we were undrawn on our $117.5 million revolving line of credit and we had a cash balance of $10.4 million.

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At December 31, 2018, our accounts receivable balance was $148.9 million, a decrease of $6.6 million from year end 2017. The decrease in accounts receivable is mainly from additional efforts and resources dedicated to patient collections, as well as two transactions where we sold certain personal injury and auto no-fault receivables. Our DSO was 50.7 days at December 31, 2018, lower by 6.4 days, when compared with 57.1 days as of that date one year ago.

Throughout 2018, we had total capital expenditures, net of asset dispositions and sale of imaging center assets and joint venture interest, of $69.6 million. Approximately $72.2 million was paid for in cash and we recognized approximately $2.6 million in proceeds from the sale of equipment and imaging and medical practice assets. Capital expenditures were higher than we budgeted at the beginning of the year due to the additional approximately $10 million we spent on the acquired operations in conjunction with the EmblemHealth capitation contract and because of the consolidation of New Jersey Imaging Network capital expenditures subsequent to October 1.

I will now discuss how RadNet performed relative to 2018 guidance levels, which we released first upon our fourth quarter and full year 2017 results. For total net revenue, our guidance range was $945 million to $970 million, our actual results were $975.1 million. For Adjusted EBITDA, our guidance range was $140 million to $150 million, our actual results were $143.8 million. For capital expenditures, our guidance level was $60 million to $65 million, our actual results were $69.6 million. For cash interest expense, our guidance range was $33 million to $38 million, our actual results were $37 million. Finally, for free cash flow generation, our guidance range was $45 million to $55 million, our actual results were $37.2 million. We exceeded our revenue guidance and finished the year towards the middle of our Adjusted EBITDA range. Our capital expenditures exceeded our initial guidance range because of the reasons I stated earlier, and the higher capital expenditures directly impacted our free cash flow, which otherwise would have been within our guidance range.

At this time, I’d like to review our 2019 fiscal year guidance levels, which we released this morning in our financial results press release. For total net revenue, our guidance is $1.05 billion to $1.1 billion. For Adjusted EBITDA, our guidance range is $155 million to $165 million. For capital expenditures, our guidance range is $60 million to $65 million. For cash interest expense, our guidance range is $38 million to $43 million, and for fee cash flow generation, our guidance range is $45 million to $55 million.

The guidance levels are built on a number of assumptions.

First, we expect 2019 to have stable reimbursement. Medicare rates for 2019 are commensurate with 2018 reimbursement and our relationships with private payers and capitated medical groups represent potential upside in our rate.

Second, we expect to benefit from the contributions of recent acquisitions and initiatives that either were part of RadNet for only a portion of 2018 or did not contribute at all during 2018. These include the acquisitions of Medical Arts Radiology and Kern Radiology, the establishment of a new joint venture with Dignity Health in Ventura, California, the recently operationalized capitation contract with EmblemHealth, and the consolidation from a financial statement perspective of New Jersey Imaging Network.

Lastly, we anticipate driving approximately 1% organic growth from significant capital spending in 2018, which included a commitment to 3D mammography and the expansion of a number of our wholly-owned and joint venture centers.

I’d now like to turn the call back over to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger:

Thank you, Mark. We are very enthusiastic about the future of our business and about the freestanding outpatient imaging business as a whole. Our Company and our industry expect the benefits from the continuing migration of outpatient services from hospitals into lower cost, and in many cases higher quality, ambulatory settings. Diagnostic imaging is necessary and irreplaceable in its ability to diagnose disease more quickly and accurately, and with relatively low costs that are more than recouped through earlier and more effective treatment.

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In our core markets, RadNet has positioned itself to be indispensable for the insurance companies, physician practices, major health systems, and virtually all the medical disciplines that rely on imaging as a diagnostic tool. Through our capitation model, we are participating in and furthering alternative payment models and risk-taking. With our eRAD solutions, we are participating in the transition to the digital medical record and to the electronic healthcare information system. Through our joint venture model, we are affording health systems the opportunity to have more distributed reach into the communities in which they serve and effect strategies such as population health.

Our results in 2018 demonstrate the power of our core operating model. As we move into 2019, our focus will continue to be executing on our multifaceted operating strategy to include driving same center growth and efficiencies, making tuck-in acquisitions, expanding on our health system joint venture model, designing innovative IT capabilities, such as artificial intelligence and computer-aided diagnostics, and furthering alternative payment models. I look forward to updating you on the many initiatives we have discussed on our call today and during our first quarter financial results call in May.

Operator, we are now ready for the question and answer portion of the call.

Operator:

Thank you. If you would like to ask a question, please signal by pressing star, one on your telephone keypad. If you’re using a speakerphone, please make sure that your mute function is switched off to allow your signal to reach our equipment. Again, please press star, one to ask a question. We will pause for just a moment to allow everyone an opportunity to signal for questions.

We will take our first question today from Brian Tanquilut from Jefferies. Please go ahead.

Brian Tanquilut:

Hey, good morning, guys. Congrats on a great year. My first question, Mark, just to clarify, the JV in New Jersey, the changes there, did those occur October 1, 2018, or is that a 2019 transaction?

Mark Stolper:

2018.

Brian Tanquilut:

2018, okay, got it, and then what is your ownership percentage of the JV after the reconsolidation?

Mark Stolper:

We still own 49% of the equity interest. What occurred with the change of control is there were changes in the operating agreement and a voting proxy that gave RadNet more control, which required us to consolidate it from a financial statement perspective.

Brian Tanquilut:

All right, got it, that makes sense. One of the things—as I read the press release, one of the things that you said in the press release, Howard, was that there’s potential upside to rates for 2019. Do you mind elaborating on that, as it relates to the capitation and commercial contract?

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Dr. Howard Berger:

Yes, hi, Brian. Thank you. As part of our strategy for years, we believe that the presence in each of our markets allows us to at least have a dialogue with payers, whether they be capitation models and the medical groups or with a health plan. Given the growth that we’ve achieved, both in terms of expanding our presence and our network of centers, as well as joint ventures with major health systems, we’ve begun conversations, which in the past, while they may have been somewhat muted, have now gained, I think, additional opportunities for us, given the expansion of our presence, as well as, I believe, a more aggressive approach that virtually every major health plan is undertaking to help move business out of the more costly hospital settings into ambulatory centers, and for the first time, I believe we’re starting to have conversations that not only talk about ways, but talk about actual strategies, whether it’s health plan design or going out into the marketplace to various physician groups and consumers to educate them on the benefits of going into the ambulatory side of healthcare delivery and, in particular, imaging. So, in both cases, with our capitation groups, where we feel that the maturity of these contracts now causes us the opportunity and the need for both parties to re-evaluate the economics, as well as our overall strategy with the health plans coming from a number of different sources, should provide us with some nice opportunities for revenue and reimbursement enhancement in 2019, and faster.

Brian Tanquilut:

I appreciate that, Howard. I guess a follow-up to that. It looks like the growth story is now shifting to the joint ventures—I mean, it’s been that way for the last few years—instead of traditional M&A. So, as we think about the profile of the joint venture facilities that you have, how do they compare to the legacy or traditional centers that you run in terms of same store performance and margins, and just any metrics that you can throw at us as it relates to the JV assets?

Dr. Howard Berger:

Well, I don’t think that the metrics change dramatically when our centers go into joint ventures. I think it’s more of an opportunity to protect our volumes, as well as leverage the growth of the health systems that are very acquisitive in medical groups that they’re purchasing, and their desire, much like the health plans, is to direct those patients, either for those medical groups that they acquired, into lower cost settings, or be a beneficiary of that migration as it is occurring irrespective of any other actions that they on their own could take. So, our opportunities with these large healthcare systems—and I need to emphasize that they’re healthcare systems, not individual hospitals—are really to dovetail with their own strategic growth initiatives, which include population health and bundled health services, as well as essentially riding the opportunity both for them and us as the wave of business moves out of the hospital centers into the freestanding facilities. While I don’t think that the growth is that materially different, I think it does assure us of continuing that growth by not looking at the hospital as competitor any longer, but really as a strategic partner in virtually every region that we operate in, and looking for more of those. I think, if you think on a broader scale to what’s happening in healthcare with mergers and consolidation, vertical integration of providers is, I think, a hallmark of what RadNet is attempting to do with these large health systems.

Brian Tanquilut:

I appreciate that. Just to piggyback on that comment, Howard, I saw Cedars and St. Joseph’s with a deal, and Tarzana, the other day. So, is that an example of that, where you’ll get brought in as part of the deal down the road, and should we think about that as part of your JV pipeline for 2019?

Dr. Howard Berger:

Yes, I think so, Brian. Thank you for observing that. What I think that that represents is again, you know, consolidation that’s going on inside the industry. Here, you’re talking about two of the major healthcare systems, certainly, in California, but particularly here in Southern California, that have now found it advantageous for them to go ahead and merge their operations in at least one geographic area. My guess is that that will happen in others. Because we have a joint venture already in place with the Cedars system, that relationship will not only be grandfathered into the new relationship with the Providence system, but I believe will open up opportunities for us to work more directly with Providence as another potential joint venture partner, either in conjunction with Cedars or perhaps other areas of California where Providence is quite prominent.

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Brian Tanquilut:

I appreciate that. Thanks, guys.

Dr. Howard Berger:

Thank you, Brian.

Mark Stolper:

Thanks, Brian.

Operator:

Thank you. We’ll take our next question today from Mitra Ramgopal from Sidoti. Please go ahead.

Mitra Ramgopal:

Yes, hi, good morning. I just wanted to follow up on the joint venture questions. I believe, Howard, you mentioned you have about 25% of the facilities now with joint ventures with the leading health systems. I was just curious, if you had to sort of take a longer view, three, five years out, where do you see that number sort of approaching?

Dr. Howard Berger:

Purely speculative, Mitra, but given the fact that I believe that we’re getting more and more interest from health systems, I would not be surprised, within three to five years, that we would double the number of centers that we have with our joint venture partners. We have to remember, also, that when we do these joint ventures with these healthcare systems, the joint venture itself has an acquisition profile. So, as those centers that are acquired, whether it’s through the joint venture or independent centers that we own 100% of, both of those are ways for us to grow the Company, and in each of our joint ventures, by and large, those health systems have as part of their regional strategy, as well as their outpatient imaging strategy, the charge for RadNet, who manages all of these joint ventures and is responsible for their strategic initiatives, to grow the number of centers in those joint ventures. So, I believe within three to five years that maybe half of our centers will be joint ventures.

Mark Stolper:

Yes, Mitra, and we’ve demonstrated that. In our prepared remarks, we talked a little bit about two acquisitions that—our MemorialCare joint venture did one in Santa Ana, and then another one with a multi-center operator who had four centers in Orange County, called Orange County Diagnostics, and then in our Cedars, San Fernando Valley joint venture, we acquired a facility in West Hills near—very close, actually, to the (inaudible) West Hills Hospital. So, we’re already looking to expand these joint ventures. RadNet in all cases is the day-to-day operating partner, so it is our responsibility to go out and figure out how to grow these businesses. We don’t treat these joint venture centers any differently than we treat wholly-owned facilities, they get the same time and attention, and the same focus on business development.

Mitra Ramgopal:

Okay, no that’s great. Then, shifting a little, in terms of—I was just curious, regarding Anthem and United Health, the initiatives they have started in terms of shifting some of this business towards more outpatients to your kind of facilities, are you noticing any difference there, or is this still too early to gauge any effect?

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Dr. Howard Berger:

I think it’s still a little bit too early. As I’ve said on prior calls here, it’s a big ship and it turns slowly. Just because the health plan itself decides to take that kind of an initiative, it doesn’t mean that the patients and the referring physicians embrace it just as quickly. What we’re beginning to have in the way of conversations with virtually all of the major health plans are ways that we can co-market and strategize about how we get to the primary consumers, that being the referring physician and that being the patient, to educate them both on the benefits of going into a more friendly, and perhaps even better quality, imaging facility, as well as the substantially reduced cost that they’re likely to incur, you know, based on their higher deductibles and co-pays. So, these conversations are bubbling up, and while I expect there to be a continued transition here, I think it’ll be one that’ll be slow, given the educational process. Should that really get some real steam and initiatives here, perhaps, in later years, our typical 1% to 2% growth could improve, but for the next year or two, I don’t necessarily see the impact being much different than what our typical organic growth has been.

Mitra Ramgopal:

Okay, no, that’s great. I know you mentioned you began integration of the Medical Arts Radiology and I was wondering how far along are you with that, or if it’s already completed.

Dr. Howard Berger:

Oh, gosh, it’s not even started yet. With all the things that we have going on in the New York marketplace, and in particular with our operationalizing our first capitation, the Medical Arts entity itself and its 10 centers has been left pretty much unattended. We expect, starting here in the second quarter and extending throughout the rest of the year, we’ll begin our process of what we call RadNetizing the centers, which would mean putting them onto our IT platform, beginning to operationalize the staffing and integrating them more into the RadNet network. We really believe there is significant upside there, but it was better for us to leave that unattended now, while our integration teams and implementation teams we’re focused on the even bigger opportunity in that New York marketplace with our EmblemHealth relationship.

Mitra Ramgopal:

Okay, thanks. Then, finally, I know, Mark, you had mentioned in the quarter, I think, the California wildfires had an impact. I was wondering if there’s a way of quantifying some of that.

Mark Stolper:

Yes, we were initially thinking it was going to be larger than it was. We were impacted in what we call our Ventura/Thousand Oaks/Westlake region, and we were also up in Northern California, and we estimate it to the tune of about $1 million.

Mitra Ramgopal:

Okay. Thanks again for taking the questions.

Mark Stolper:

Thank you.

Operator:

Thank you. As a final reminder, ladies and gentlemen, if you wish to ask a question, please signal by pressing star, one on your telephone keypad.

It seems that we have no further questions at this time. I’d like to turn the conference back over to your host today for any additional or closing remarks.

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Dr. Howard Berger:

Thank you, Operator. Again, I would like to take the opportunity to thank all of our shareholders for their continued support and, in particular, the employees of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services with an appropriate return on our investment for all stakeholders. Thank you for your time today and I look forward to our next call.

Operator:

Thank you. That will conclude today’s conference call. Thank you for your participation, ladies and gentlemen. You may now disconnect.

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